Exhibit 107
Calculation of Filing Fee Tables

FORM S-8
(Form Type)

Stem, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

				Proposed
				Maximum
				Offering	Maximum		Amount of
Security		Fee Calculation	Amount	Price Per	Aggregate		Registration
Type	Security Class Title (1)	Rule	Registered (1)	Unit	Offering Price	Fee Rate	Fee
Equity	Common stock, par value $0.0001 per share	Rule 457(a) (2)	425,000 (3)	$5.80	$2,465,000.00	$138.10 per $1,000,000	$340.42
Total Offering Amounts					$2,465,000.00		$340.42
Total Fee Offsets							—
Net Fee Due							$340.42

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional shares of common stock, par value $0.0001 per share (the “Common Stock”), of Stem, Inc. (the “Registrant”) that may become issuable under the Stem, Inc. Second Amended and Restated 2024 Equity Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which would result in an increase in the number of outstanding shares of Common Stock.

(2)
Estimated in accordance with Rules 457(c) and (h) of the Securities Act based on the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on August 6, 2026.

(3)	Represents 425,000 shares of Common Stock reserved for issuance under the Plan.